[DESCRIPTION]INDUSTRY LEADERS FUND(R)

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [X] Form N-SAR

         For Period Ended: June 30, 2000
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:__________________________________

-------------------------------------------------------------------------------

   Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type

   Nothing in this form shall be construed to imply that the Commission verified any information contained herein.

-------------------------------------------------------------------------------

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_____________________

-------------------------------------------------------------------------------

Part I - Registrant Information

         Full Name of Registrant
                  Industry Leaders Fund(R)
-------------------------------------------------------------------------------

         Former Name if Applicable

-------------------------------------------------------------------------------

         Address of Principal Executive Office (Street and Number)
                  104 Summit Avenue - Box 80

         City, State and Zip Code
                  Summit, New Jersey 07902-0080


Part II - Rules 12b-25 (b) and (c)

-------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [X] (a)The reasons described in reasonable detail in Part III of this form this form could not be eliminated without unreasonable effort or or expense;

  [X] (b) The subject annual report, semi-annual report, transition report on report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


Part III - Narrative

-----------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         Due to an outstanding SEC examination, the Companies Auditor would not release the annual audit until a letter regarding the examination was received by the Adviser. When the letter was received, we did not have sufficient time to file a proper N-SAR.

Part IV - Other Information

-------------------------------------------------------------------------------

         (1) Name and telephone number of person to contact in regard to this notification

                  Gerald P. Sullivan     (908)-273-5440 ext. 500

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                   [X]  Yes          [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                   [ ]  Yes          [X]  No

         If  so,  attach  an  explanation  of  the  anticipated   change, both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        -----------------------------------------------------------------------



                           Industry Leaders Funds (R)

               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   August 28, 2000            By   /s/ Gerald P. Sullivan, President

INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
-------------------------------------------------------------------------------

                                   ATTENTION

  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).